Exhibit 10.1

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is entered into as of October 31, 2005, by and between Quintus Holdings, LLC, a Delaware limited liability company (“Purchaser”), and Flow International Corporation, a Washington corporation (“Seller”).

RECITALS

On September 30, 2005, Purchaser and Seller entered into a Purchase Agreement (the “Purchase Agreement”), that provides, among other things, that Seller will sell and Purchaser will purchase the NewCo USA Shares, the Flow Autoclave Shares, the Flow Sweden Shares and the Swiss Note, which collectively with the assets and rights sold and/or provided to Purchaser pursuant to the Supply Agreement or the Transition Services Agreement, will constitute all of the assets, business, property, technology and goodwill derived from, used or held for use in, and/or necessary for the conduct of, the Business. The parties desire to amend the Purchase Agreement as set forth herein.

All initially capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Purchase Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the above recitals, and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Amendments to the Purchase Agreement.

(a) Exhibit C to the Purchase Agreement, form of Net Working Capital, shall be amended and restated in the form attached as Exhibit C hereto.

(b) Section 1.1 shall be amended to add the following new defined terms:

“Closing Cash” means cash of the Business as of the Closing Date (as reflected in Avure Sweden after giving effect to the Pre-Closing Transactions) up to an aggregate cash amount equal to the sum of (1) an amount of cash held in an account with Handelsbanken equal to the amount of borrowings made pursuant to Avure Sweden’s Overdraft Facility Agreement with Handelsbanken and (2) remaining cash of the Business held by Avure Sweden on the Closing Date not included in clause (1) up to an aggregate amount equal to One Million Five Hundred Thousand United States Dollars (US $1,500,000).

“Excess Cash” means cash of the Business held by Avure Sweden as of the Closing Date (as reflected in Avure Sweden after giving effect to the Pre-Closing Transactions) in excess of the Closing Cash up to a maximum aggregate amount of Four Hundred Thousand United States Dollars (US $400,000).

“Handelsbanken” means Svenska Handelsbanken, Vasteras, or its successor.

(c) The definition of “Current Assets” shall be amended and restated as follows:

“Current Assets” means the current assets of the Business as of the Closing Date (as reflected in the Purchased Entities after giving effect to the Pre-Closing Transactions), determined in accordance with GAAP consistent with Seller’s past practice (but to the extent such past practice is not consistent with GAAP, GAAP shall apply), including the Closing Cash; provided, however, that Current Assets shall not include: (x) any cash of the Business in excess of the Closing Cash, (y) any deferred tax assets; or (z) any intercompany Accounts Receivable.

(d) Section 2.2 shall be amended and restated as follows:

“2.2 Purchase Consideration. On the terms and subject to the conditions of this Agreement, as consideration for the sale, transfer, assignment and delivery of the Shares and Swiss Note to Purchaser (or Purchaser’s designee) free and clear of all Encumbrances other than Permitted Encumbrances, and the non-competition and non-solicitation agreements set forth in Article 10, Purchaser shall deliver, or cause its designee to deliver, to Seller at the Closing:

(a) cash by wire transfer to the account designated in writing by Seller in an amount equal to Six Million United States Dollars (US $6,000,000);

(b) Purchaser’s or Purchaser’s designated Affiliate’s promissory note in the principal amount of Eight Million United States Dollars (US $8,000,000), as such amount may be adjusted pursuant to this Agreement, substantially in the form of Exhibit B1 executed by Purchaser or its designee in favor of Seller (the “First Seller Note”); and

(c) Purchaser’s or Purchaser’s designated Affiliate’s promissory note in the principal amount of Two Million United States Dollars (US $2,000,000) minus fifty percent (50%) of the FPG Closing Pension Balance, plus an amount equal to the Excess Cash, substantially in the form of Exhibit B2, executed by Purchaser or it’s designee in favor of Seller (the “Second Seller Note”, and collectively with the First Seller Note, the “Notes”).

The cash payment set forth in Section 2.2(a) (the “Cash Payment”) (as may be adjusted pursuant to Section 9.7 and as may be further adjusted pursuant to Section 2.3 or Section 2.4) and the Notes are referred to as the “Purchase Price.”

(e) Section 2.3(a), (b) and (d) shall be amended and restated as follows:

2.3 Minimum Net Working Capital.

(a) No later than three (3) business days prior to the Closing Date, Seller shall deliver to Purchaser a good faith estimate of the Net Working Capital of the Business (the “Estimated Net Working Capital”) substantially in the form of Exhibit C and reasonably acceptable to Purchaser, quantifying the items specified on such exhibit (and any other items relevant under GAAP for a determination of Net Working Capital) for each of the Purchased Entities (giving effect to the Pre-Closing Transactions) as of the Closing Date, and for the Business taken as a whole, prepared in accordance with GAAP applied consistently with the Balance Sheet furnished pursuant to Section 3.8 (provided that, to the extent that the Balance Sheet was not in accordance with GAAP, GAAP shall apply), and including a computation in accordance with such data of the Estimated Net Working Capital. If Estimated Net Working Capital is less than, Four Million Three Hundred and Fifty Thousand United States Dollars (US $4,350,000) (such adjustment referred to as the “Closing Adjustment”), the Cash Payment shall be reduced by such difference. In no event shall the Closing Adjustment result in an increase in the Cash Payment or the Closing Cash Payment (as defined in the next sentence). For purposes of this Agreement, the Cash Payment adjusted by the Closing Adjustment is referred to as the “Closing Cash Payment”.

(b) No later than seven (7) business days after the Closing Date, Seller shall deliver to Purchaser a statement of the Net Working Capital of the Business (the “Closing Date Statement”) substantially in the form of Exhibit C, quantifying the items specified on such exhibit (and any other items relevant under GAAP for a determination of Net Working Capital) for each of the Purchased Entities as of the Closing Date, and for the Business taken as a whole, prepared in accordance with GAAP applied consistently with the Balance Sheet furnished pursuant to Section 3.8 (provided that, to the extent that the Balance Sheet was not in accordance with GAAP, GAAP shall apply), and including a computation in accordance with such data of the Net Working Capital. If Seller does not deliver the Closing Date Statement to Purchaser within such seven (7) business day period, the Estimated Net Working Capital shall be deemed to be the final Net Working Capital for the purposes of determining the Closing Adjustment and the Final Cash Payment, subject to any Purchaser objection thereto pursuant to the further right to review set forth in this Section 2.3(b). Purchaser shall have the right to review the Books and Records of Seller for a period of seventy-five (75) days after receiving the Closing Date Statement to verify and confirm the accuracy thereof. If, after such review, Purchaser agrees with the Closing Date Statement, Purchaser shall promptly (and in any event within seventy-five (75) days after receiving the Closing Date Statement) notify Seller of its agreement. If, after such review, Purchaser objects to the Closing Date Statement, Purchaser shall promptly (and in any event within seventy-five (75) days after receiving the Closing Date Statement) provide Seller with a statement indicating the basis for its objections, and Purchaser and Seller shall meet and confer in an effort to resolve such disagreement in good faith. If Purchaser does not notify Seller of its agreement or objections within such seventy-five (75) day period, Purchaser shall be deemed to agree with the Closing Date Statement.

(d) After Closing, upon the determination of the Net Working Capital pursuant to either the agreement of the parties or the determination of the Accountants as set forth in this Section 2.3, the parties shall recompute the Closing Adjustment and Closing Cash

Payment pursuant to Section 2.3(a) using the Net Working Capital as so agreed or determined instead of the Estimated Net Working Capital (the “Final Cash Payment”). Within three (3) business days of such agreement or determination, in the event that the Closing Cash Payment exceeds the Final Cash Payment, then Seller shall pay to Purchaser in cash the amount of such excess plus interest at a rate of six percent (6%) per annum from the Closing Date. In no event shall the Closing Adjustment result in an increase in the Final Cash Payment.

Sections 2.3(c) and (e) shall remain in full force and effect without revision.

(f) The following new Section 5.17 shall be added:

5.17 Permitted Indebtedness under Handelsbanken Overdraft Facility. At Closing, the Business Entities shall be permitted to have indebtedness outstanding under Avure Sweden’s Overdraft Facility with Handelsbanken strictly to the extent such indebtedness corresponds to the Restricted Cash.

2. No Other Provisions Amended. All other provisions of the Purchase Agreement not specifically amended by this Amendment shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

4. Governing Law. The validity, construction, and performance of this Amendment, and any Action arising out of or relating to this Amendment shall be governed by the Laws of the State of Delaware without regard to the Laws of such state as to choice or conflict of Laws.

5. Severability. Each provision of this Amendment is intended to be severable. Should any provision of this Amendment or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date first set forth above.

“PURCHASER”:		“SELLER”:

QUINTUS HOLDINGS, LLC a Delaware limited liability company		FLOW INTERNATIONAL CORPORATION a Washington corporation

By:	/s/ Nadim M. Nsouli	By:	/s/ Stephen R. Light
Name:	Nadim M. Nsouli	Name:	Stephen R. Light
Title:	Director	Title:	President and Chief Executive Officer